Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on the Amendment No. 2 to Form S-1 (No. 333-212511) of our report dated June 15, 2016, related to the financial statements of Protea Europe SAS (“Predecessor”) for the period January 1, 2014 through May 31, 2014; and our report dated June 15, 2016, related to the consolidated financial statements of AzurRx BioPharma, Inc. as of December 31, 2015 and 2014 and for the year ended December 31, 2015 and the period January 30, 2014 (date of inception) through December 31, 2014 which appear in such Prospectus. The report for AzurRx BioPharma, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ WeiserMazars LLP
New York, New York
August 4, 2016